Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Appoints Andrew Dreyfus to

Board of Directors

CAMBRIDGE, Mass., April 7, 2016 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) announced today the appointment of Andrew Dreyfus, president and chief executive officer of Blue Cross Blue Shield of Massachusetts, to its board of directors. Blue Cross Blue Shield of Massachusetts is the leading private health plan in Massachusetts and one of the largest Blue Cross Blue Shield plans in the nation.

Ironwood also announced that current board members, Bryan E. Roberts, Ph.D. and George H. Conrades, will transition off of Ironwood’s board of directors effective as of Ironwood’s 2016 annual meeting of stockholders.

“Ironwood seeks board members with great strategic judgment, an owner-oriented mindset, business savvy, a strong interest in our company, and absolute integrity. In addition to all of these attributes, Andrew’s experience leading a major healthcare business, and his unique perspective on key aspects of the healthcare equation, including value and patient access, make him an outstanding representative of our shareholders and advisor to our company,” said Peter Hecht, chief executive officer of Ironwood.

Hecht continued, “As we welcome Andrew to the board, we would also like to offer our deepest gratitude to George and Bryan for their many years of dedicated service to our shareholders. George and Bryan were among the earliest participants and investors in Ironwood, and their expertise in building companies has shaped every aspect of our growth strategy as we advanced from a seed idea to the commercial biotechnology company we are today.”

“I have great respect for the Ironwood team’s expertise and integrity, and proven ability to innovate to address the unmet needs of patients. They brought to market an innovative gastrointestinal treatment, and they are advancing a pipeline of potential medicines designed to improve the quality of patient care,” said Dreyfus. “I look forward to joining Ironwood’s highly-committed board at this exciting time and contributing to the company’s continued success.”

Dreyfus has been president and chief executive officer of Blue Cross Blue Shield of Massachusetts since 2010. Considered one of the leading innovators in the insurance industry, Blue Cross Blue Shield of Massachusetts has nearly three million members, approximately $7 billion in annual revenues and 3,600 employees. Prior to his current role, Dreyfus served as executive vice president of health care services at Blue Cross Blue Shield of Massachusetts from 2005 to 2010. Previously, he served as the first president of the Blue Cross Blue Shield of Massachusetts Foundation, as executive vice president of the Massachusetts Hospital Association, and he held senior positions in Massachusetts state government, including undersecretary of consumer affairs and business regulation. Dreyfus serves on the boards of Blue Cross Blue Shield of Massachusetts, Blue Cross Blue Shield Association, the United Way of Massachusetts Bay and Merrimack Valley, the National Institute for Health Care Management, Jobs for Massachusetts, and

the advisory boards of the Boston University School of Public Health and Ariadne Labs. Dreyfus is a graduate of Connecticut College.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We are advancing an innovative pipeline of medicines in multiple areas of significant unmet need, including irritable bowel syndrome with constipation (IBS-C)/chronic idiopathic constipation (CIC), vascular and fibrotic diseases, and refractory gastroesophageal reflux disease, among others. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader in the IBS-C/CIC category, and we are applying our proven R&D and commercial capabilities to advance multiple internally-developed and externally-accessed product opportunities. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Mary T. Conway, 617-768-2628
Director, Corporate Communications	Investor Relations
tmorrison@ironwoodpharma.com	maconway@ironwoodpharma.com